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[LETTERHEAD]


Kuhlman Corporation
3 Skidaway Village Square
Savannah, Georgia 31411

Gentlemen:

     We have acted as counsel to Kuhlman Corporation, a Delaware corporation (the "Company"), in connection with the filing by the Company, with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, of a resale Registration Statement on Form S-3, as amended (Registration No. 333-12687) (the "Registration Statement") with respect to 329,236 shares of Common Stock, par value $1.00 per share, of the Company (the "Shares"). In rendering this opinion, we have examined: (1) the Certificate of Incorporation, as amended, and Bylaws, as amended, of the Company, as the same are currently in effect; (ii) the form of Registration Statement on Form S-3 (including Exhibits thereto) to be filed with the Securities and Exchange Commission; and (iii) such other documents as we deemed necessary to examine as a basis for the opinions hereinafter expressed. The Shares are to be issued to the selling shareholders named in the Registration Statement (the "Selling Shareholders") pursuant to the direction of Web Wire Products, Inc., a Florida corporation ("Seller"), and the terms of that certain Reorganization and Asset Acquisition Agreement dated as of September 20, 1996, as amended, entered into by and among the Company, Coleman Cable Systems, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, the Seller and the Selling Shareholders (the "Asset Acquisition Agreement"). It is contemplated by the Asset Acquisition
Agreement that the Registration Statement will be declared effective for resales of the Shares concurrently with the issuance of the Shares to the Selling Shareholders.

     In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in certificates and other communications from public officials and officers of the Company.



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VEDDER PRICE

Kuhlman Corporation
October 8, 1996
Page 2

     We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

     Based on the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

     (i) The Company is incorporated and validly existing under the laws of the State of Delaware.

     (ii) The Shares to be sold by the Selling Shareholders in the manner contemplated by the Registration Statement have been duly authorized and when issued to the Selling Shareholders in accordance with the Seller's directive and the terms of the Asset Acquisition Agreement will be validly issued, fully paid and nonassessable.

     This opinion is delivered to you solely in connection with the filing of the Registration Statement with respect to the Shares, and this letter and the opinions stated herein may not be relied upon for any other purpose or by any person.

     We hereby consent to the reference to our Firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.



                                      Vedder, Price, Kaufman & Kammholz